Highland Opportunities & Income Fund SC TO-I

Exhibit 99.(a)(5)(4)

Highland Opportunities and Income Fund (HFRO) Provides Details on Results of Oversubscribed Tender and Exchange Offer

DALLAS, March 5, 2025 - The Highland Opportunities and Income Fund (NYSE:HFRO) (“HFRO” or the “Fund”) today announced the details of its tender and exchange offer (the “Exchange Offer”) to exchange common shares (the “Common Shares”) for newly issued 5.375% Series B Preferred Shares (the “Preferred Shares”).

Based on the final count by Equiniti Trust Company, LLC, the depositary for the Exchange Offer, a total of 21,673,105 shares of HFRO Common Shares were properly tendered and not properly withdrawn. In accordance with the terms and conditions of the Exchange Offer the Fund currently expects to exchange 10,000,000 Common Shares for Preferred Shares with an aggregate liquidation preference of approximately $100 million. As the Exchange Offer was oversubscribed, the Fund intends to exchange Common Shares from all tendering shareholders on a pro rata basis as described in the Offer to Exchange.

The proration factor for the Common Shares that HFRO will accept pursuant to the Exchange Offer is approximately 46.140199 percent, and they will be allotted on pro-rata basis, as described in the Offer to Exchange. Any Common Shares that are not accepted for tender will be returned to the common shareholders that tendered them.

The number of Common Shares expected to be exchanged in the Exchange Offer and proration factor are subject to change.

About the Highland Opportunities and Income Fund
The Highland Opportunities and Income Fund (NYSE: HFRO) is a closed-end fund managed by NexPoint Asset Management, L.P. For more information visit nexpointassetmgmt.com/opportunities-income-fund.

About NexPoint Asset Management, L.P.
NexPoint Asset Management, L.P. is an SEC-registered investment adviser. It is the adviser to a suite of registered funds, including open-end mutual funds and closed-end funds. For more information nexpointassetmgmt.com.

Risks and Disclosures
Additional terms and conditions of the Exchange Offer were set forth in the Fund’s offering materials, which were filed with the U.S. Securities and Exchange Commission (the “SEC”) and distributed to the Fund’s common shareholders. As the number of Common Shares tendered for the Fund exceeded the maximum amount of the Exchange Offer, the Fund will purchase Common Shares from tendering shareholders on a pro-rata basis (disregarding fractional Common Shares and fractional Preferred Shares).

The Fund has concluded the exchange offer described in this press release. This press release is not a recommendation, an offer to purchase or a solicitation of an offer to sell any securities of HFRO and the above statements are not intended to constitute an offer to participate in any tender or exchange offer. The solicitation and the offer to exchange Common Shares of HFRO was made pursuant to an offer to exchange and related materials that HFRO filed with the SEC and distributed to Fund Shareholders. Investors could obtain free copies of the Exchange Offer Statement and other documents filed with the SEC at the SEC’s web site at sec.gov or on the Fund’s website at nexpointassetmgmt.com/opportunities-income-fund.

The Fund is relying on Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”) to exempt the Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The Fund has no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer.

Investors should consider the investment objectives, risks, charges, and expenses of the Highland Opportunities and Income Fund carefully before investing. This and other information can be found in the Fund’s annual report, which may be obtained by calling (800) 357-9167 or on the website at nexpointassetmgmt.com. Please read the annual report carefully before you invest. Any distribution paid by the Fund may include a return of capital. Please refer to the 19(a)-1 Source of Distribution Notice on the NexPoint Asset Management website for Section 19 notices that provide estimated amounts and sources of the Fund’s distributions, which should not be relied upon for tax reporting purposes.

CONTACTS

Investor Relations
Kristen Griffith
IR@nexpoint.com

Media Relations
Comms@nexpoint.com